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EXHIBIT 12.1 - COMPUTATION OF CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES


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                                                                    Year Ended  December 31,
                                                      ----------------------------------------------------
                                                        1998       1997       1996       1995       1994
                                                      --------   --------   --------   --------   --------
                                                       (000's)   (000's)     (000's)   (000's)    (000's)

    Income before provision for income taxes          $ 32,322   $ 39,763   $136,280   $ 68,607   $159,216

    Add:

      Interest on term loans and notes, net of
        interest capitalized                            92,920    100,192     16,411       --         --

      Amortization of debt costs                         3,067      4,741        661       --         --

      Portion of rents representative of interest        2,629      1,394        628      1,988      1,735
                                                      --------   --------   --------   --------   --------
      Income as adjusted                              $130,938   $146,090   $153,980   $ 70,595   $160,951


    Fixed Charges:

      Interest on term loans and notes                $ 93,639   $100,192   $ 16,411   $   --     $   --


      Amortization of debt costs                         3,067      4,741        661       --         --

      Portion of rents representative of interest        2,629      1,394        628      1,988      1,735
                                                      --------   --------   --------   --------   --------
    Total fixed charges                               $ 99,335   $106,327   $ 17,700   $  1,988   $  1,735


    Ratio of Consolidated Earnings to Fixed Charges       1.32       1.37       8.70       35.5       92.8
                                                      ========   ========   ========   ========   ========
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